                                                                    EXHIBIT 12.1



                        Coeur d' Alene Mines Corporation
                                 Calculation of
                       Ratio of Earnings to Fixed Charges




                                               Year Ended December 31,                                            Six Months Ended
                                      ---------------------------------------------------------------------------------------------
Fixed Charges                             1999           2000           2001           2002           2003            6/30/04
                                      ---------------------------------------------------------------------------------------------

Interest expense                       15,421,462     15,910,823     13,436,923     20,503,391     12,211,845        1,370,545

Capitalized interest                    1,281,342              0              0              0              0                0

Amortization of public
     offering costs                     1,154,902      1,099,928      1,156,666      1,529,701        696,755          256,399

Amortization of capital
     lease costs                           89,981         82,452         79,563          8,139         10,880              341

Marcs Dividend                         10,532,000      2,180,000              0              0              0                0

Portion of rent expense
     representative of interest           354,156        388,144        289,300        357,783        389,932          174,777
                                      ---------------------------------------------------------------------------------------------

     TOTAL FIXED CHARGES               28,833,842     19,661,347     14,962,452     22,399,014     13,309,412        1,802,062
                                      =============================================================================================

Earnings

Net income (loss) from continuing
     operations before income taxes   (27,991,000)   (47,465,000)    (3,073,000)   (80,819,000)   (63,933,000)      (7,065,747)

Fixed charges per above                28,833,842     19,661,347     14,962,452     22,399,014     13,309,412        1,802,062

Less interest capitalized              (1,281,342)             0              0              0              0                0

Current period amortization of
     capitalized interest                       0              0              0              0              0
                                      ---------------------------------------------------------------------------------------------
                                         (438,500)   (27,803,653)    11,889,452    (58,419,986)   (50,623,588)      (5,263,685)
                                      ---------------------------------------------------------------------------------------------

Earnings insufficient to cover
     fixed charges                    (29,272,342)   (47,465,000)    (3,073,000)   (80,819,000)   (63,933,000)      (7,065,747)
                                      =============================================================================================
Ratio of earnings to fixed charges          (0.02)         (1.41)          0.79          (2.61)         (3.80)           (2.92)
                                      =============================================================================================


* Coverage ratio of less than 1.0



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